AMENDMENT TO CO-ADMINISTRATION AGREEMENT

                                  May 20, 2003

Credit Suisse Asset Management
    Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Ladies and Gentlemen:

                  Pursuant to Section 7 of the Co-Administration Agreement (the "Co-Administration Agreement") among certain Credit Suisse Funds and Credit Suisse Asset Management Securities, Inc., dated November 1, 1999, the Co-Administration Agreement is hereby amended with respect to the specific Funds executing this Amendment to delete paragraph (1) of Exhibit B and replace it in its entirety by the following:

                  (1) Each of the following Funds will pay the Administrator a fee calculated at an annual rate of 0.05% of the Fund's average daily net assets:

                  Credit Suisse Global Technology Fund, Inc.
                  Credit Suisse Municipal Bond Fund, Inc.
                  Credit Suisse Select Equity Fund, Inc.

                  Except as expressly amended by this Amendment, the Co-Administration Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the Co-Administration Agreement to "this Agreement" shall be deemed to refer to the Co-Administration Agreement as amended by this Amendment.


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                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                    Very truly yours,
                                    CREDIT SUISSE GLOBAL TECHNOLOGY FUND, INC.
                                    CREDIT SUISSE MUNICIPAL BOND FUND, INC.
                                    CREDIT SUISSE SELECT EQUITY FUND, INC.


                                    By:   /s/ Hal Liebes
                                          -----------------------------
                                          Name:    Hal Liebes
                                          Title:   Vice President and Secretary

Accepted:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.


By:   /s/ Hal Liebes
      -------------------------
      Name:   Hal Liebes
      Title:  Secretary